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FORM OF
CONSULTING AGREEMENT

    This Consulting Agreement ("Agreement"), dated as of August 10, 2000 (the "Effective Date"), is by and between Microvision, Inc., a Washington corporation (the "Company"), and            ("Consultant").

    WHEREAS, the Company desires to enter into a relationship with Consultant pursuant to which Consultant will provide certain business and financial consulting services to the Company, and Consultant is willing to provide such services to the Company;

    NOW, THEREFORE, in consideration of the mutual promises and covenants set forth below, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.  Services to be Provided.

    1.1  Services.  During the term of this Agreement, Consultant will provide business and financial consulting services to the Company. The consulting services will include but not be limited to advising senior management of the Company on business development strategies, commercialization and application of the Company's technologies, strategic financial matters relating to the Company's financing activities, and strategic business alliances. During the first three years of the term, from time to time (but not less than once per calendar quarter) upon reasonable advance notice, Consultant will make herself reasonably available (in person, by telephone or by e-mail) to senior management for such consulting services. During the last two years of the term and during any Extension Period (as defined in Section 3.1(b)), Consultant will consult (in person, by telephone or by e-mail) with senior management on business and financial matters on a semi-annual basis, unless the parties otherwise mutually agree.

    1.2  Consultant's Other Business Activities.  The Company acknowledges that Consultant's duties to the Company hereunder do not constitute the principal business activity of Consultant. Subject to Consultant's confidentiality and non-disclosure obligations set forth in Section 4 hereof, nothing in this Agreement or in the scope of the obligations of Consultant pursuant hereto shall be deemed or construed to limit or restrict in any way the right of Consultant to engage in any other business activity or activities, which may include activities that are directly or indirectly competitive with the business of the Company.

    1.3  Effect of Consultant's Disability.  Consultant shall not be liable for loss or damage resulting from any delay or non-performance, or be held in breach hereof, in the event that Consultant is unable to provide consulting services hereunder by reason of any medically determinable physical or mental impairment, provided that Consultant gives the Company written notice of such disability and, upon the reasonable request of the Company, evidence thereof.

2.  Compensation and Expense Reimbursement.

    2.1  Warrant.  In consideration of the execution and delivery of this Agreement by Consultant, upon execution hereof the Company will issue and deliver to Consultant a warrant, in substantially the form attached hereto at Annex A, to purchase 100,000 shares of the Company's common stock (the "Warrant Shares") at an exercise price of $34.00 per share (the "Warrant").

    2.2  Registration Rights.  The Company shall grant registration rights to Consultant, pursuant to the terms and conditions set forth in that certain Registration Rights Agreement of even date herewith (the "Registration Rights Agreement"), with respect to the resale of the Warrant Shares.

    2.3  Lock-up.  From the Effective Date hereof until the expiration of the applicable lock-up period as set forth below, Consultant will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, that number of Warrant Shares as set forth below, or enter into a transaction that would have the same effect, without the prior written consent of the Company (the "Lock-Up"):

Number of Warrant Shares Subject to Lock-Up	Lock-Up Period Expiration Date
75,000	June 7, 2001
50,000	June 7, 2002
25,000	June 7, 2003

From and after the expiration of the applicable Lock-Up period, Consultant shall be entitled to sell or otherwise dispose of that number of Warrant Shares that are no longer subject to the Lock-Up (e.g., as of and from June 7, 2001, 50,000 Warrant Shares shall not be subject to the Lock-Up), provided that such sale or other disposition complies with applicable securities laws. Notwithstanding the foregoing, the Lock-Up shall be terminated and of no further force or effect in the event that this Agreement is terminated in the event of Consultant's death or pursuant to Section 3.3(b)(i) hereof.

    2.4  Reimbursable Expenses.  The Company shall reimburse Consultant in accordance with the Company's travel expense policy for reasonable travel and entertainment expenses incurred on Company business in connection with performance of the services contemplated hereby, including but not limited to reimbursement for mileage, first-class airfare, hotel, meals and such other non-travel and entertainment expenses as may be approved in advance by the Company ("Reimbursable Expenses").

3.  Term and Termination.

    3.1  Term.

      (a) This Agreement shall commence on the Effective Date and shall remain in effect for five years, unless extended pursuant to Section 3.1(b) or terminated pursuant to Section 3.3.

      (b) If Consultant notifies the Company, in accordance with Section 1.3, that she is unable to provide consulting services by reason of any medically determinable physical or mental impairment, then the term of this Agreement shall be extended for a period equivalent to the period commencing on the date that Consultant so notifies the Company and ending on the date on which Consultant notifies the Company that she is no longer unable to provide consulting services (the "Extension Period"); provided, however, that the Extension Period shall not exceed six months for Consultant's cumulative period of disability, regardless of the number of disability notices that Consultant delivers to the Company in accordance with Section 1.3 or the duration of any particular disability period.

    3.2  No Automatic Renewal.  This Agreement will not be subject to any implied or automatic renewals, and any relationship between the parties after the term hereof will be the subject of a new agreement. The parties may extend the term or any subsequent term of this Agreement by executing a separate written agreement of extension.

    3.3  Termination.

      (a) The Company may terminate this Agreement for any reason or for no reason upon thirty days written notice to Consultant.

      (b) This Agreement shall terminate upon Consultant's death. Consultant may terminate this Agreement for "cause" upon thirty days written notice to the Company. For purposes of this Section 3.3(b), "cause" shall mean:

         (i) Consultant's permanent and total disability (as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended);

        (ii) if the Company (1) ceases to carry on business as a going concern; (2) commences a voluntary case or proceeding, or consents to the entry of an order for relief against it in an involuntary case or proceeding, pursuant to or within the meaning of applicable federal bankruptcy or state insolvency, creditors' rights or similar laws; (3) consents to the appointment under applicable bankruptcy, insolvency, creditors' rights or similar laws of a receiver, trustee, assignee, liquidator, sequestrator or similar official of it or for all or substantially all of its property; or (4) makes a general assignment for the benefit of its creditors;

        (iii) if the development or commercialization of microdisplay technologies ceases to constitute a continuing material business of the Company;

        (iv) the Company's breach of a material obligation to Consultant under this Agreement, the Warrant, or the Registration Rights Agreement, which breach remains uncured by the Company thirty (30) days after receipt by the Company of notice from Consultant asserting such breach;

        (v) the completion of a tender offer, exchange offer, merger, consolidation, reorganization, or other business combination, sale of assets or contested election, or any combination of the foregoing, immediately subsequent to which not less than a majority of the directors of the Company prior to the transaction do not continue to serve as directors of the Company or its successor after the transaction; provided that, if such a transaction occurs during the first three years of the term of this Agreement, then Consultant shall give the Company or its successor not less than ninety days (and not thirty days) written notice of termination; or

        (vi) the resignation or termination of Richard F. Rutkowski and Stephen R. Willey as executive officers of the Company.

      (c) Consultant shall be entitled to payment for all Reimbursable Expenses incurred up to the date of termination.

      (d) Upon termination of this Agreement by the Company pursuant to Section 3.3(a) or by Consultant pursuant to Section 3.3(b), Consultant shall have no further obligation to provide consulting services to the Company and, except as otherwise provided for in Section 12 hereof, shall have no liability to the Company with respect thereto.

4.  Confidential Information.

    In the course of providing services to the Company under this Agreement, Consultant will be exposed to the Company's confidential and proprietary information. Consultant's use of all such Confidential Information (as defined below) of the Company shall be in accordance with this Section 4.

    4.1  Definition of Confidential Information.  "Confidential Information" shall mean any trade secret of the Company or other information relating to the Company, its business or operations (including, but not limited to, any and all pricing, customer, business, financial or technical information, studies, rules, data or analyses, design specifications, and research and development plans), that is disclosed to Consultant by the Company (whether disclosed orally, in writing, or in electronic or other form) during the term of this Agreement. Confidential Information shall not include information that: (i) was generally known to the public as of the Effective Date; (ii) becomes generally known to the public after the Effective Date other than as a result of the act or omission of Consultant; (iii) was known to Consultant, without restriction on disclosure, prior to the disclosure thereof by the Company, as demonstrated by contemporaneous written evidence of such prior knowledge; (iv) is disclosed to Consultant by a third party without breach thereby of any confidentiality or non-disclosure obligation to the Company; or (v) is required to be disclosed by statute, regulation, court order, subpoena, request for production of documents, administrative order or other process of law; provided, however, that prior to disclosure under (v) above, Consultant shall notify the Company of the required disclosure, allow the Company adequate opportunity to seek, at the Company's expense, an appropriate protective order, injunction, or waiver of compliance, and disclose only such information as is necessary to comply with the required disclosure.

    4.2  Ownership of Confidential Information.  The Company shall retain all right, title and interest to the Confidential Information, and disclosure thereof by the Company to Consultant shall not be deemed to grant to Consultant any license or right to use the Confidential Information except incidentally in connection with providing services to the Company hereunder.

    4.3  Non-Disclosure Obligation.  Consultant acknowledges the competitive value and confidential nature of the Confidential Information and the damage that could result to the Company if the Confidential Information is disclosed to any third party. Consultant agrees to keep the Confidential Information confidential, to use the Confidential Information solely for the purpose of providing services to the Company as contemplated by this Agreement, and not to use the Confidential Information for Consultant's own purposes or in any manner detrimental to the Company.

    4.4  Security Measures.  Consultant shall protect the Confidential Information with security safeguards at least as great as those to which Consultant accords to her own confidential business information. Consultant may disclose Confidential Information to Consultant's agents on a need-to-know basis, provided that Consultant has first executed appropriate written agreements with such agents sufficient to enable Consultant to comply with this Section 4.

    4.5  Remedy for Breach.  It is understood and agreed that breach of this Section 4 by Consultant would cause irreparable harm to the Company and that money damages would be an inadequate remedy for any such breach. The Company shall be entitled to injunctive or other equitable relief as a remedy for any such breach or threatened breach. Consultant agrees to waive any requirement that the Company be required to post a bond or other security for the granting of any equitable relief. No failure or delay in exercising any right, power or privilege under this Section 4 shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

    4.6  Post-Termination Obligation.  Not later than thirty (30) days after the expiration of this Agreement or upon termination hereof, Consultant shall return to the Company all tangible embodiments of Confidential Information in Consultant's care, custody or control.

5.  Indemnification and Relationship of the Parties.

    5.1  Limitation of Liability and Indemnification.  Each party hereto shall indemnify and hold the other (and, with respect to the Company as indemnitee, its directors, officers, agents, employees or subcontractors and, with respect to Consultant as indemnitee, her agents, employees or subcontractors) harmless for losses resulting from and to the extent of its own willful misconduct or gross negligence arising from or incident to the performance of services contemplated by this Agreement. Neither the Company nor Consultant shall be responsible for any incidental, indirect, consequential, punitive or special damages (including loss of profits or business interruption) sustained by the other.

    5.2  Damages for Failure to Provide Consulting Services.

      (a) If, during the first three years of the term, Consultant fails to make herself reasonably available (in person, by telephone or by e-mail) to senior management from time to time (but not less once per calendar quarter) upon reasonable advance notice, for consulting services, then the Company shall be entitled to notify Consultant of such failure to perform hereunder. If Consultant continues to fail to make herself reasonably available (in person, by telephone or by e-mail) to senior management within thirty calendar days notice thereof, then Consultant shall deliver to the Company, not more than five business days after expiration of such thirty day period:

         (i) that number of Warrants equal to the product of 75,000 (the number of Warrant Shares subject to the Lock-Up as of the Effective Date) and a fraction, the numerator of which shall be the number of calendar days between the date the Company notified Consultant of her failure to perform hereunder and the date of the third annual anniversary of the Effective Date, and the denominator of which shall be 1095 (the number of calendar days in the first three years of the term hereof) (the "Damages Warrants"), plus a bank certified or cashier's check in the amount of fifty thousand dollars ($50,000) (the "Damages Payment").

        (ii) If Consultant does not own a sufficient number of Warrants to satisfy her obligation to deliver the Damages Warrants to the Company, then, in addition to the Damages Payment, Consultant shall deliver to the Company, not more than five business days after expiration of the thirty day period referenced in Section 5.2(a), (x) all Warrants then-owned by Consultant, and (y) the Adjusted Market Value (as defined below) of that number of shares of common stock of the Company equivalent to the number of Warrant Shares issued (or, if Consultant has transferred Warrants in accordance with the terms thereof, that would have been issuable) upon exercise of that number of Warrants equal to the Damages Warrants less the number of Warrants then-owned by Consultant (such shares of common stock are referred to herein as the "Damages Shares").

      (b) For purposes of Section 5.2(a)(ii), "Adjusted Market Value" means:

         (i) the product of (x) the Damages Shares and (y) the closing price of the Company's common stock on the Nasdaq National Market, or such other principal market or exchange on which the Company's common stock may then be listed or traded, on the date on which the Company first notifies Consultant of her non-performance in accordance with Section 5.2(a) (the "Market Price");

        (ii) less the aggregate exercise price of the Warrants exercised (or, if Consultant has transferred Warrants in accordance with the terms thereof, that would have been exercisable) for the number of shares of common stock that constitute the Damages Shares;

  provided that the Consultant shall be entitled to subtract from the Adjusted Market Value the "Tax Cost," as determined herein, of including compensation in income upon exercise (or deemed exercise) of the Warrants and deducting the amount of the repayment of Adjusted Market Value to the Company.

      (c) For purposes of Section 5.2(b), the "Tax Cost" shall be determined as follows:

         (i) The receipt of income and the repayment of Adjusted Market Value shall be deemed to have occurred in the taxable year of repayment; and

        (ii) The Tax Cost shall be the excess of (a) the federal income tax liability of the Consultant for the taxable year of repayment calculated with the income and repayment described in clause (i) above over (b) the federal income tax liability of Consultant for the taxable year of repayment calculated without the income and repayment described in clause (i) above.

        (iii) In making the calculations described in clause (ii) above, the deduction for the repayment shall be a deduction which is not a "miscellaneous itemized deduction" as defined in Section 67(b) of the Internal Revenue Code of 1986, as amended, if Consultant is advised by her usual tax advisers or, upon the request of Consultant, other tax advisers reasonably selected by the Company, that she has a reasonable reporting position that the deduction is not a "miscellaneous itemized deduction."

  The calculation described in clause (ii) shall be provided to the Company for its approval and consent in advance of any subtraction from Adjusted Market Value. If the Company does not approve of nor consent to, the calculation of Tax Cost, the calculation shall be submitted to a nationally recognized firm of independent certified public accountants (other than the Company's independent auditors) reasonably selected and paid by the Company for a re-determination, consistent with clauses (i), (ii) and (iii) above, which shall be final and binding on Consultant and the Company; provided that, in the event that such re-determination discloses an error in the calculation of Tax Cost that would have resulted in an underpayment of Adjusted Market Value equal to or greater than twenty percent (20%) of the Adjusted Market Value required to be paid to the Company, then Consultant shall reimburse the Company for all reasonable expenses relating to the re-determination.

      (d) Consultant may, in her discretion, pay the Adjusted Market Value to the Company (i) by bank certified or cashier's check or (ii) in shares of the Company's common stock (which number of shares shall be equal to the Adjusted Market Value divided by the Market Price).

      (e) For purposes of Section 5.2(a), Consultant shall have "failed to make herself reasonably available to senior management of the Company" if, during any particular calendar quarter, she repeatedly and consistently is unavailable to provide consulting services as required pursuant to Section 1.1.

      (f)  If, during the last two years of the term of this Agreement and any Extension Period, Consultant fails to consult (in person, by telephone or by e-mail) with senior management on business and financial matters on a semi-annual basis, then the Company shall be entitled to notify Consultant of such failure to perform hereunder. If Consultant fails to make herself reasonably available (in person, by telephone or by e-mail) to senior management within thirty calendar days of such notice, then Consultant shall deliver to the Company, not more than five business days after expiration of the thirty day performance period, a bank certified or cashier's check in the amount of fifty thousand dollars ($50,000), if the failure to perform occurs during the fourth year of the term, or twenty-five thousand dollars ($25,000), if the failure to perform occurs during the fifth year of the term or any Extension Period.

      (g) This Section 5.2 shall constitute the Company's sole remedy for Consultant's failure to perform in accordance with Section 1.1 hereof, provided that the limitations set forth herein shall not affect the Company's right to any insurance proceeds arising as a result of Consultant's non-performance under Section 1.1. This Section 5.2 reflects the negotiated agreement of the parties, and Consultant's liability under Section 5.2 is intended to be proportional to the actual harm that the Company would incur in the event of Consultant's non-performance under Section 1.1.

    5.3  Relationship of Parties.  The Company and Consultant agree that Consultant shall perform services hereunder as an independent contractor and that Consultant shall retain control over and responsibility for her own operations and personnel, if any. Nothing herein shall create any partnership, agency, employment or similar relationship between the parties. Consultant will not, by reason of this

Agreement, be entitled to participate in workers' compensation, retirement, insurance or any benefit under any Company benefit or other employee plan. The Company will not withhold or pay any income or payroll taxes on behalf of Consultant. Neither party, nor their principals or employees, shall have authority to contract in the name of or bind the other, except as expressly agreed to in writing by the parties.

6.  Publicity.

    Consultant shall permit the Company to use her name in press releases announcing her relationship with the Company, subject to Consultant's review and approval of the text of any proposed press release.

7.  Notices.

    All notices, requests, and other communications hereunder shall be deemed to be duly given if hand delivered or sent by overnight courier with guaranteed next day delivery, by confirmed facsimile transmission, or by U.S. mail, postage prepaid, return receipt requested, addressed to the other party at the address as set forth below:

To the Company:	Microvision, Inc. Attn: Richard Raisig 19910 North Creek Parkway Bothell, WA 98011-3008 Fax: (425) 481-1625
With a copy to:	Stoel Rives, LLP Attn: Christopher J. Voss One Union Square, Suite 3600 600 University Street Seattle, Washington 98101-3197 Fax: (206) 386-7500
To Consultant:
With a copy to:	Squadron, Ellenoff, Plesent & Sheinfeld, LLP Attn: Jeffrey W. Rubin 551 Fifth Avenue New York, NY 10176 Fax: (212) 697-6686

Any notice or other communication hereunder shall be effective upon actual delivery. Either party may change the address or facsimile number to which notices for such party shall be addressed by providing notice of such change to the other party in the manner set forth in this Section 7.

8.  Applicable Law and Forum.

    This Agreement shall be governed by the laws of the State of Washington, without giving effect to its conflicts of law rules. Jurisdiction and venue for any action or proceeding hereunder shall lie in the state and federal courts located in Seattle, Washington. The parties expressly agree that all claims in respect of any such action or proceeding may be heard and determined in any such court and Consultant waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought.

9.  Severability.

    If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

10. Waiver and Remedies.

    No waiver of any term or condition of this Agreement shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement, by law or otherwise afforded, will be cumulative and not alternative.

11. No Third Party Beneficiary.

    The terms and provisions of this Agreement are intended solely for the benefit of the parties hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other person or entity.

12. Survival.

    The provisions of Sections 2.3 (except upon termination hereof pursuant to Section 3.3(b)(i)), 2.4, 4, 5.1, 5.2, 8 and 13 hereof shall survive expiration or termination of this Agreement.

13. Attorneys' Fees.

    If any legal action or any arbitration or other proceeding is brought for the enforcement or interpretation of this Agreement, the Warrant, or the Registration Rights Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with or related to this Agreement, the Warrant, or the Registration Rights Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and other costs in connection with that action or proceeding, in addition to any other relief to which a party may be entitled, including those incurred on appeal or in bankruptcy proceedings.

14. Assignment.

    Consultant acknowledges that the services to be rendered are unique and may not be assigned by Consultant without the prior written consent of the Company. This Agreement will inure to the benefit of and be binding upon the parties and their permitted assigns and successors.

15. Entire Agreement and Amendments.

    This Agreement, including Annex A hereto, and the Registration Rights Agreement, contain the entire agreement of the parties relating to the subject matter hereof. This Agreement shall terminate and supersede any prior written or oral agreements or understandings between the parties regarding the subject matter hereof. Any amendments or modifications to this Agreement must be in writing and executed by the party against whom enforcement is sought.

16. Counterparts.

    This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute the same instrument.

    IN WITNESS WHEREOF, each of the parties has duly executed this Agreement as of the date above written.

Microvision, Inc.	Consultant
By:
Its:	SSN#:

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FORM OF CONSULTING AGREEMENT